Exhibit 10(a)

SCHERING

D. Geoffrey Shulman, CEO	Schering AG

DUSA Pharmaceuticals, Inc.

181 University Avenue	Note: Certain portions of this document have been marked

Suite 1208	"[c.i.]” to indicate that confidential treatment has been

Toronto, Ontario M5H 3M7	requested for this confidential information. The confidential portions have been omitted and filed separately with the

Canada	Securities and Exchange Commission

Your Ref	Your letter dated	Our Ref. (please indicate when replying)	Telephone: +49-30-468 14707	Date

		RA/vB/ (1b2305-2)	+49-30-468-1111	2001-09- 26

Telefax: +49-30-468 14086

Dear Dr. Shulman:

We are writing in response to your correspondence dated July 26, 2001 and our subsequent conversations concerning our proposal dated July 3, 2001. We believe, as I am sure you do, that it is in our mutual interest to resolve certain issues that have arisen with respect to the Marketing, Development and Supply Agreement by and between Schering Aktiengesellschaft (“Schering”) and DUSA Pharmaceuticals, Inc. (“DUSA”) dated November 22, 1999 (the “Agreement”). Accordingly, we have set forth our proposals in the form of a letter agreement below.

Capitalized terms used herein, that are not defined, shall have those meanings ascribed to them in the Agreement unless their context clearly dictates otherwise.

1.	Schering and Berlex Laboratories, Inc. (“Berlex”) recognize that at Berlex’s request, DUSA had instructed its manufacturer of Applicators, North Safety Products (“North”), to produce a lesser quantity of Applicators than had been originally forecasted and ordered under the Agreement. DUSA represents that this action has created a situation requiring the payment to North of underutilization charges. Schering and Berlex are agreeable to compensate DUSA for certain of these expenses incurred by DUSA as a result of this change order. This sum is reflected in the amount specified in paragraph 6 below. DUSA agrees that it shall [c.i.] for [c.i.] or [c.i.] or [c.i.] of any [c.i.] Schering or Berlex resulting from [c.i.] of [c.i.] and [c.i.] pursuant to Sections 9.3 and 9.4 of the Agreement through and including the date of this letter. It is further agreed that, except as stated immediately above, neither Schering nor Berlex shall be responsible, in whole or in part, for any obligations DUSA may have to its suppliers as a result of its ordering lesser quantities of supplies and products than had been anticipated or agreed upon, including but not limited to North, through and including the calendar year 2002.

2.	The parties agree that the payments made by Schering to DUSA for all Initial Product ordered and received through and including the date of this letter agreement, shall be deemed to satisfy Schering’s payment obligation set forth in Section 10.6.1 of the Agreement. For all purchase orders following the date of this letter, DUSA shall invoice Schering for its full Cost of Goods under the terms of the Agreement.

Postal address: Schering AG, D-13342 Berlin, Germany • For visitors: Berlin-Wedding, Mollerstresse 175 • Cable: Scheringchernie Berlin • Internet

Executive board: Hubertus Erien (Chairman), Klaus Pohle (Vice-Chairman), Ulrich Kòetlin, Lutz Lingnau, Gontor Stock • Chairman of the supervisory board: Giuseppe Vita • Registered seal: Berlin • Trade register: AG Charlottenburg 93 HR9 283 • Commerzbank AG, Berlin, Account No. 108700600, Bank prefix No. 100 400 00 • BHF-Bank AG, Berlin, Account No. 70045224, Bank prefix No. 100 202 00 • Deuteche Bank AG, Berlin, Account No. 2415008, Bank prefix No. 100 700 00

SCHERING

Address	Our Ref	Date	Page

DUSA Pharmaceuticals	RA/vB/ (1b2305-2)	2001-09-26	2
Dr. Geoffrey Shulman

3.	Effective as of the Execution Date, the Guaranty, the Security Agreement and the Secured Line of Credit Promissory Note between Schering and DUSA, each dated November 22, 1999, are deemed void and shall be of no force or effect and all references thereto in the Agreement and in the Light Source Agreement by and between Schering and DUSA (the “Light Source Agreement”) shall be deemed to have been deleted.

4.	Schering and DUSA agree to cooperate on developing future BLU-U® forecasts, with the intent that DUSA will maintain a reasonable inventory of Light Sources in relation to the actual rate of BLU-U® placements at that respective time. In addition, any excess inventory remaining at the end of each half calendar year can be used by DUSA to fulfill Schering orders for the next half calendar year, at DUSA’s discretion.

5.	DUSA shall continue to be responsible for the supply of Collaboration Products pursuant to the terms and conditions set forth in the Agreement. DUSA shall be relieved of its specific obligation to use reasonable efforts to undertake the manufacture of the Applicator itself or qualifying a second source of supply by the end of [c.i.], as set forth in the penultimate sentence of Section 9.10.1 of the Agreement. DUSA shall use its best efforts to qualify itself as the primary manufacturer and supplier of the Initial Product within six (6) months following the date North ceases production. Also, DUSA agrees to maintain a sufficient supply safety stock of Collaboration Product during the period of time North ceases production until the date DUSA commences full-scale production. DUSA shall be obligated to qualify a second source of supply not later than [c.i.] following the date Schering notifies DUSA that [c.i.] or more Kerasticks® have been [c.i.] from [c.i.] during the preceding [c.i.] and that there have been at least [c.i.] of growth. Notwithstanding any other provision of the Agreement or this letter agreement to the contrary or otherwise, during the period prior to the manufacture and continuing supply by DUSA of Initial Product in its own manufacturing facility or in a successor third-party contractor’s facility (i.e. other than North’s) for twelve (12) consecutive months, DUSA shall [c.i.] to Schering for [c.i.], including, but not limited to, [c.i.], attributable to DUSA’s failure to supply Schering’s requirements of Finished Product ordered pursuant to Section 9.4 of the Agreement. Once such time period has lapsed the provisions of Section 9.12.4 shall again apply.

6.	In consideration of the foregoing, Schering agrees to pay to DUSA, not later than thirty (30) days following the execution by DUSA of this letter agreement, as presented, the sum of one million ($1,000,000) dollars.

7.	The Agreement shall hereby be deemed amended solely to the extent necessary to comply with the terms set forth above.

SCHERING

Address	Our Ref	Date	Page

DUSA Pharmaceuticals	RA/vB/ (1b2305-2)	2001-09-26	3
Dr. Geoffrey Shulman

If you are in agreement with the above, please so indicate by signing both original versions of this letter and have one original returned to Schering.

Sincerely,

Schering Aktiengesellschaft

/s/ C. Zieler	/s/ U. Wollny
Claus Zieler	Dr. Wollny
Managing Director	Project Manager
Center of Dermatolody

Agreed and Accepted:

Date:

/s/ Geoffrey Shulman
DUSA Pharmaceuticals, Inc.
Geoffrey Shulman